                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ________________

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-
       1(b), (c)AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)
                          (Amendment No. _____________)*


                             DSP Communications, Inc.
                                 (Name of Issuer)

                     Common Stock, par value $0.001 per share
                         (Title of Class of Securities)

                                     23332K106
                                  (CUSIP Number)

                                 October 12, 1999
               (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

---------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                      PAGE 2 OF 11

CUSIP No. 23332K106
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Penta Investment Advisers Limited
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,242,000
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,242,000
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
              2,242,000
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ] .
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               5.5%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               OO and IA
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 3 OF 11

CUSIP No. 23332K106
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Penta Japan Domestic Partners, L.P.
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    594,575
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
REPORTING           0
                --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    594,575
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    594,575
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               1.4%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               PN
------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 4 OF 11

CUSIP No. 23332K106
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Penta Investment Management, LLC
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    594,575
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    594,575
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
               594,575
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               1.4%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               OO and IA
------------------------------------------------------------------------------

Schedule 13G                                                     PAGE 5 OF 11

CUSIP No. 23332K106
------------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               John Zwaanstra
------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [ ]
                                                                    (b)  [x]
------------------------------------------------------------------------------
     (3)  SEC USE ONLY

------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,242,000
OWNED BY       ---------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,242,000
------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                    2,242,000
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
               5.5%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
               IN
------------------------------------------------------------------------------

Schedule 13G                                                     PAGE 6 OF 11

CUSIP No. 23332K106

ITEM 1(a).  NAME OF ISSUER:
     DSP Communications, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
     20300 Stevens Creek Blvd., Suite 465, Cupertino, CA  95014

ITEM 2(a).  NAME OF PERSON FILING:
     Penta Investment Advisers Limited ("PIA"), Penta Japan Domestic Partners, L.P. ("PJD"), Penta Investment Management, LLC ("PIM") and John Zwaanstra (collectively the "Reporting Persons").

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:
    The business address of PIA is P.O. Box 896 G.T., Harbour Centre, Second Floor, North Church Street, George Town, Grand Cayman, Cayman Islands, B.W.I. The business address of PJD and PIM is 666-668 Greenwich Street, Suite 235, New York, NY 10014. The business address of John Zwaanstra is TTS Minami Aoyama Building, 5th Floor, 6-12-1 Minami, Aoyama Minato-Ku, Tokyo 107, Japan.

ITEM 2(c).  CITIZENSHIP:
    PIA is an International Business Company incorporated in the British Virgin Islands. PJD is a Delaware limited partnership and PIM is a Delaware limited liability company. John Zwaanstra is a citizen of the United States.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
    Common Stock, par value $0.001 per share.

ITEM 2(e).  CUSIP NUMBER:
    23332K106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ]   Employee Benefit Plan, Pension Fund which is subject
                    to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
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Schedule 13G                                                     PAGE 7 OF 11

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX.
[x]

ITEM 4.   OWNERSHIP.
     A.  PIA
        (a)  Amount beneficially owned: 2,242,000
        (b)  Percent of class: 5.5%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,242,000
                  (iii)  sole power to dispose or to direct the disposition of
                         0
                  (iv) shared power to dispose or to direct the disposition of 2,242,000

     B.  PJD
        (a)  Amount beneficially owned: 594,575
        (b)  Percent of class: 1.4%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         594,575
                  (iii)  sole power to dispose or to direct the disposition of
                         0
                  (iv) shared power to dispose or to direct the disposition of 594,575

Schedule 13G                                                     PAGE 8 OF 11


     C.  PIM
        (a)  Amount beneficially owned: 594,575
        (b)  Percent of class: 1.4%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         594,575
                  (iii)  sole power to dispose or to direct the disposition of
                         0
                  (iv) shared power to dispose or to direct the disposition of 594,575

     D.  John Zwaanstra
        (a)  Amount beneficially owned: 2,242,000
        (b)  Percent of class: 5.5%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         2,242,000
                  (iii)  sole power to dispose or to direct the disposition of
                         0
                  (iv) shared power to dispose or to direct the disposition of 2,242,000

            All percentages herein are based on 41,032,000 shares of Common Stock reported to be outstanding as of August 5, 1999, as reflected in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission by the Company for the quarter ended June 30, 1999.

            PIM owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (the "Act"), PIM may be deemed to own beneficially the shares owned by PJD. PIA owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 promulgated under the Act, PIA may be deemed to own beneficially the shares of Common Stock owned by PJD, the 1,217,435 shares of Common Stock owned by Penta Master Fund, Ltd., a British Virgin Islands International Business Company for which PIA serves as investment adviser and 429,990 shares owned by managed accounts for which PIA serves as investment manager. Mr. Zwaanstra, owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 promulgated under the Act, as the managing member of PIM and principal of PIA, Mr. Zwaanstra may be deemed to own beneficially the shares of Common Stock owned by PJD, the 1,217,435 shares of Common Stock owned by Penta Master Fund, Ltd., and 429,990 shares owned by managed accounts.

          The above amounts and the foregoing discussion reflect the number of shares of Common Stock owned by the Reporting Persons as of October 12, 1999. Subsequently, the Reporting Persons sold a number of Shares of Common Stock, and as of October 21, 1999, the Reporting Persons beneficially owned in the aggregate 1,041,000 shares of Common Stock being equal to 2.5% of the class.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Schedule 13G                                                     PAGE 9 OF 11

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          To the knowledge of the Reporting Persons, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities referred to herein.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))
          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                     PAGE 10 OF 11

                               SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED:  October 22, 1999            _/s/ John Zwaanstra____________________
                                    JOHN ZWAANSTRA, individually,
                                    as sole director of PENTA INVESTMENT
                                    ADVISERS LIMITED and as managing member
                                    of PENTA INVESTMENT MANAGEMENT, LLC, for
                                    itself and as general partner of PENTA
                                    JAPAN DOMESTIC PARTNERS, L.P.

Schedule 13G                                                     PAGE 11 OF 11


                                 EXHIBIT 1

                        JOINT FILING STATEMENT
                        PURSUANT TO RULE 13d-1(f)(1)(iii)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, as amended, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  October  22, 1999           _/s/ John Zwaanstra_____________________
                                    JOHN ZWAANSTRA, individually,
                                    as sole director of PENTA INVESTMENT
                                    ADVISERS LIMITED, and as managing member
                                    of PENTA INVESTMENT MANAGEMENT, LLC, for
                                    itself and as general partner of PENTA
                                    JAPAN DOMESTIC PARTNERS, L.P.